Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made between Gary Woodnutt, Ph.D. (“Employee”) and Lpath, Inc. (“Employer” or “Lpath”), based on the following facts:

A.                                    Employee has been an at-will employee of Lpath, in the position of Chief Scientific Officer.

B.                                    Employee is party to that certain Employment Agreement with the Company dated April 15, 2013 (the “Employment Agreement”)

C.                                    Employer has determined that due to the merger of Lpath, Inc. with Apollo Endosurgery, Inc. (“the Merger”) it is necessary to terminate the employment of Employee effective October 14, 2016.

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Employment Agreement, the parties agree as follows:

1.                                      Severance of Employment.  Employee and Employer hereby agree that Employee’s last day of employment with Employer will be October 14, 2016 (“Termination Date”). Upon such termination, employee will be deemed to have resigned as Chief Scientific Officer and any other corporate office or position that he may hold with any of Employer or its affiliates. The parties acknowledge and agree that such termination shall be deemed a “termination without cause” for purposes of the Employment Agreement and that the Employment Agreement shall be deemed terminated as of the Effective Date (as defined below).

2.                                      Transition Assistance and Cooperation.  In consideration of the payments Employer will make to Employee as specified in Section 4, below, Employee commits to provide his full assistance and cooperation in transferring all information necessary to enable other Lpath employees to assume Employee’s responsibilities. Employee agrees to return all Lpath property, including any data and documents in his possession. Employee agrees to be reasonably available for phone discussions and to be fully cooperative for the remaining period in which Employer is making payments to Employee as specified in Section 4 below.

It is understood and agreed that the requirements of this section 2 represent a material term of this Agreement and that any breach at all of this term shall constitute a material breach and, in the event of a breach by Employee, shall give Employer the right to cease paying any compensation, of any form, under this Agreement, in addition to any other rights or remedies available to the parties.

3.                                      Consideration Period.  This Agreement is intended by the parties to effectuate the knowing and voluntary release of all known and unknown Claims. In accordance with that intent, the parties agree as follows:

a.                                      Employee acknowledges that he or she has read and fully understands this Agreement, that he or she has been advised to consult with an attorney regarding this Agreement, and that he or she has received all advice he or she deems necessary prior to executing this Agreement.

b.                                      Employee acknowledges he or she has been given 21 days, through November 4, 2016, to consider whether to enter into this Agreement, and has taken as much of this time as he or she deems necessary to consider whether to enter into this Agreement.

c.                                       This Agreement will not become effective until the eighth calendar day after Employee executes the Agreement (the “Revocation Deadline”), unless Employee revokes this Agreement by delivering a written notice of revocation to the Chief Executive Officer or Chief Financial Officer of Lpath any time prior to the Revocation Deadline.  If no such revocation takes place, then the eighth calendar day following execution of this Agreement shall become the effective date of this Agreement (the “Effective Date”).

d.                                      Employee acknowledges that he or she is entering into this Agreement freely and voluntarily and without coercion, duress, fraud or undue influence of any kind whatever.

4.                                      Compensation to Employee.  Employer shall have no obligation to make any payment to Employee pursuant to the terms of this Agreement unless and until the following condition is satisfied: the Effective Date of this Agreement must occur on or before November 4, 2016.

a.                    Salary and Bonus.

(i)                   In consideration for the promises made by Employee in this Agreement, Employer will pay Employee through the Termination Date at his current rate of pay, in accordance with Employer’s normal payroll procedures.

(ii)                After the Effective Date Employer will pay Employee $344,000 (“Severance Payment”), representing his salary for the period from the Termination Date up to and including October 14, 2017 (“Severance Period”) at his current rate of pay.

(iii)             Upon closing of the Merger, Employer will pay Employee a transition bonus of $114,000 pursuant to the Employer’s executive compensation program, with the amount of such bonus subject to the discretion and approval of the Employer’s Compensation Committee.

(iv)            These payments will be made in accordance with Employer’s standard payroll procedures for lump-sum or bonus payments and will be subject to standard payroll deductions including federal and state taxes and employee health insurance. Employee contributions for employee health insurance will only be deducted from the normal payroll payments through the Termination Date.

b.                    Benefits.

(i)                   Any unused accrued vacation available to Employee as of the Termination Date will be paid to him (subject to required withholding) on the Effective Date.

(ii)                Employer will maintain Employee’s medical insurance coverage through November 30, 2016.

(iii)             After the Effective Date Employer will pay Employee an amount equal to eleven (11) times the monthly medical and dental insurance premiums currently paid by Employer for coverage of Employee. This payment will be made in conjunction with the payment of the Severance Payment specified above, and will be subject to standard payroll deductions for federal and state taxes. Nothing herein shall be deemed to permit Employee to continue participating after the Separation Date in any life insurance, long-term disability benefits, accidental death and dismemberment or other plans maintained by the Company.  Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.

(iv)            Except as specifically set forth above, no vacation or benefits shall accrue after the Termination Date.

c.                     Stock and Stock Options.

Exhibit A sets forth all of Employee’s Stock Option grants and Restricted Stock Unit (“RSU”) grants as of the Termination Date (the “Equity Grants”).  Upon the Effective Date, the portion of each of the Equity Grants identified as Shares Accelerated upon Termination shall become fully vested and exercisable.  Within 7 business days following the Effective Date, Employee will receive all outstanding shares of Lpath common stock to which he is entitled pursuant to the outstanding RSU grants set forth on Exhibit A.  The exercise period following the Termination Date for each stock option grant is set forth in Exhibit A.

d.                    Tax Obligations.

Employee understands and agrees that on or about October 24, 2016, he or she shall be entitled to receive and Employer shall issue certain shares of vested stock subject to the payment of income tax by Employee.  Employee understands and agrees that this specific income tax obligation, in addition to his or his regular withholdings, may be withheld by Employer from Employee’s paycheck on the Termination Date, at Employee’s option. As set forth in the Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan and in the respective Restricted Stock Unit Agreement, in the event that Employee’s final paycheck is insufficient to pay this stock-related income tax, Employee agrees to allow Lpath, Inc. to withhold that number of shares of stock necessary to cover any amount of stock-related income tax still due, on the same basis as Lpath would for any other separated employee.

Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, allowances, reimbursements, equity compensation and vesting and all other benefits and compensation due to Employee through the Termination Date.  Further, Employee acknowledges and agrees that, except as specified herein, his participation and benefits incident to his employment, including, but not limited to the accrual of bonuses, vacation and paid time off, will cease as of the Termination Date.

5.                                      Mutual General Release.  In exchange for the consideration described herein, Employee, on his or her own behalf and on behalf of his or her heirs and assigns, releases and discharges Employer and its officers, trustees, directors, employees, agents, attorneys, successors, assigns and all related or affiliated organizations (“Releasees”), from any and all losses, liability, claims, demands, causes of action, grievances or suits of any type in any way connected with, relating to or arising out of any transactions, affairs or occurrences between them to date, including his or her termination from employment (“Claims”).  Except for any rights created by this Agreement, this Release is intended to be interpreted as broadly as possible and to apply to any and all claims available to Employee in any forum, including, but not limited to, any claims for breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination in violation of public policy, employment discrimination, harassment, defamation, violation of the Labor Code, or violation of any provision of federal or state law.

EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES THAT HE OR SHE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

Except for any rights created by this Agreement, Employer releases and discharges Employee from any and all losses, liability, claims, demands, causes of action, grievances or suits of any type in any way connected with, relating to or arising out of any transactions, affairs or occurrences between them to date, including claims arising out of the course and scope of his employment to date, including, but not limited to, all claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of Employee’s employment with Employer.

6.                                      Section 1542 Waiver.  The release set forth above includes the waiver of all unknown Claims, including an express waiver of the parties’ rights under California Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor.

The parties have read and understand Section 1542, and agree to waive all rights under Section 1542.

7.                                      Nondisparagement.

a.                                      Neither Employee, nor anyone subject to his direction or control, will make any negative, derogatory or disparaging statements, publications or comments, regarding Employer (specifically including all employees with regard to their employment with Employer) or his employment with Employer to any person or entity. This specifically includes, but is not limited to, statements, publications or comments made to any media entity, Lpath management or staff, investors or potential investors. It is understood and agreed that this is a material term of this Agreement and that any breach at all of this term shall constitute a material breach and shall give Employer the right to cease paying any benefits under this Agreement, in addition to any other rights or remedies. This section will in no way prevent Employee from testifying truthfully pursuant to an enforceable subpoena.

b.                                      Employer agrees that if it is contacted for information about Employee, Employer will provide only Employee’s job titles and length of service unless otherwise agreed by the parties.  It is understood and agreed that this is a material term of this Agreement and that any breach at all of this term shall constitute a material breach and may give rise to other rights or remedies. This section will in no way prevent Employer or anyone subject to its direction or control from testifying truthfully pursuant to an enforceable subpoena.

8.                                      Confidentiality of Agreement.  Both parties agree that all matters related to this Agreement are and should remain confidential.  As a result, neither party will disclose any of the terms of this Agreement except as provided for herein.  Employee may disclose the terms of this Agreement only to his attorney, accountant, and immediate family members, and may disclose these terms to those individuals only after obtaining their agreement to maintain the confidentiality of all terms of this Agreement.  Notwithstanding the foregoing, Employer shall have the right to disclose the terms of this Agreement to its Board of Directors and officers, to any other employees necessary to effectuate the terms of this Agreement, and in order to comply with any and all legal reporting requirements and/or other legal obligations.

It is understood and agreed that this is a material term of this Agreement and that any breach at all of this term shall constitute a material breach and, in the event of a breach by Employee, shall give Employer the right to cease paying any compensation under this Agreement, in addition to any other rights or remedies available to the parties.

9.                                      No Admissions. By entering into this Agreement, Employer and Employee are not making any admission that they have engaged, or are now engaging, in any unlawful conduct or unlawful employment practice.

10.                               No Assignment.  Employee warrants and represents that he or she has not assigned or transferred to any person any released matter or any right to any of the consideration provided by Employer pursuant to this Agreement.

11.                               Covenant Not to Sue.  Employee warrants and represents that he or she has not filed any action or claim relating to his employment with Employer, and he or she covenants that he or she will not sue, assist, or otherwise pursue any action or claim against Employer.

12.                               Proprietary Information and Inventions Agreement.  Employee acknowledges and agrees that he or she is and remains bound by the provisions of that certain Proprietary Information and Inventions Agreement executed by him as a condition to his employment, fully incorporated herein and attached hereto as Exhibit B.

13.                               Entire Agreement.  Except as expressly referenced in this Agreement, the parties agree that this Agreement contains the entire agreement between Employee and Employer, or any present or former agent or employees thereof, with respect to Employee’s employment with Employer and the other matters addressed in this Agreement.  It is agreed that there are no collateral agreements or representations regarding his separation from employment, written or oral, that are not contained in this Agreement.

14.                               Severability.  Should a court determine that any term of this Agreement is unenforceable, that term will be deemed to be deleted. However, the validity and enforceability of the remaining terms will not be affected by the deletion of the unenforceable term.

15.                               Own Attorneys’ Fees and Costs.  The parties agree that they shall bear their own respective costs and fees, including attorneys’ fees, in connection with Employee’s termination and the negotiation and execution of this Agreement.

16.                               No Representations.  The parties acknowledge that, except as expressly set forth herein, no representation of any kind or character has been made to induce the execution of this Agreement.

17.                               Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California, and any proceeding involving this Agreement shall be brought in San Diego County.

18.                               Interpretation of Agreement.  The parties to this Agreement, and each of them, acknowledge that (a) this Agreement and its reduction to final written form is the result of good faith negotiations between the parties; (b) counsel for each party has carefully reviewed and examined this Agreement before its execution to the full extent desired by each party; and (c) any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

19.                               Advice of Counsel.  Employee and Employer acknowledge that they have each had an opportunity to fully confer with legal counsel regarding the terms, significance and conditions of this Agreement before execution hereof specifically including, but not limited to, the meaning of California Civil Code section 1542. Each party further represents that it is entering into this Agreement freely and voluntarily, relying solely upon the advice of its own counsel, and not relying on the representations of any other party or of the counsel of any other party except the representations and warranties expressly set forth in this Agreement.

20.                               Modification.  This Agreement may be modified only by a contract in writing executed by all parties.

21.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Furthermore, signatures delivered via facsimile transmission shall have the same force, validity, and effect as the originals thereof provided that an original signature is delivered to the opposing party within three (3) business days thereafter.

Employee acknowledges that he or she has been advised in writing to consult with an attorney before signing this release.  The parties acknowledge that they have executed this release freely after independent investigation and without fraud or undue influence.  The parties acknowledge that they have read this Agreement and fully understand each and every provision contained herein, and intend to be bound by all of its terms.

[Signature pages follow.]

In witness whereof, the parties have executed this Separation Agreement and General Release of All Claims as of the dates set forth below.

DATED:	October 14, 2016	/s/ Gary Woodnutt, Ph.D.
Gary Woodnutt, Ph.D.

DATED:	October 14, 2016	/s/ Gary Atkinson
Gary Atkinson
Interim Chief Executive Officer
Lpath, Inc.

Exhibit A

Stock Option and RSU Summary

									Exercise
							Upon Termination		Period
Grant	Grant	Option	Exercise		Vested	Unvested	Shares	Total	Following
Number	Date	Type	Price	Shares	10/14/2016	10/14/2016	Accelerated	Vested	Termination
Options

167	2/10/2014	ISO	$62.29	3,215	2,143	1,072	—	2,143	90 days

216	2/10/2015	ISO	$40.03	3,572	1,489	2,083	—	1,489	90 days

228	6/16/2015	Non-qual	$3.92	10,715	3,349	7,366	7,366	10,715	One Year

229	2/16/2016	Non-qual	$2.24	7,143	1,042	6,101	6,101	7,143	One Year

RSUs

2013-31	6/19/2013			7,143	5,804	1,339	1,339	7,143	NA